UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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James River Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 11, 2007

Dear Colleagues:

Just a few minutes ago, we announced that James River Group, Inc. reached an agreement to be acquired by a Bermuda-based holding company organized by D. E. Shaw Group. We believe that this proposed transaction (we refer to it as "proposed" only because its completion is subject to shareholder and regulatory approval, as well as other conditions) represents a terrific opportunity for both our public shareholders and our employees. We are writing to share some of our thoughts about the transaction, to explain what we think it means to our companies and everyone who works at James River and to introduce D. E. Shaw Group. We have also attached a Q&A sheet, which we hope will prove useful in further explaining this transaction. If you have more questions or concerns about the transaction, please feel free to ask us.

This transaction will have little or no impact on what we do every day. Our existing management teams will continue to run the group and each of our subsidiaries, and all of our employees will remain in place, contributing to building a terrific company. There will be no changes in the cash compensation and benefit plans at James River Group, Inc. as a result of this transaction. D. E. Shaw wants to acquire our company because they like what we do and how we do it. They see the same opportunity we do in our business model, and they believe, as we do, that if we continue to focus on expense control and underwriting profit, we will earn better returns than our peers. In D. E. Shaw, we have a strong financial partner who is able and willing to provide patient capital to fund our development.

The sale to D. E. Shaw Group and their commitment of additional capital will provide us with the means and opportunity to become larger and stronger. D. E. Shaw intends to create and capitalize a newly-formed Bermuda reinsurance company for our group following the transaction. Once the new reinsurance company is funded, the group's combined surplus will grow from $235 million to approximately $450 million. The new reinsurance company would permit us to selectively retain more premium and risk than we currently are able to keep on our balance sheet. We think this represents an opportunity to earn even greater underwriting profits based on work that is already being done by our underwriting and claims teams at James River and Stonewood. The reinsurance company will also, selectively, insure other companies. We will make further announcements in the coming days about who will direct the underwriting at that new Bermuda reinsurance affiliate as the details are worked out.

Perhaps the most significant change as a result of the transaction is that we will, once again, become a private company. We have made exceptional progress since our IPO

James River Group, Inc. Colleagues

June 11, 2007

approximately two years ago, but believe this unexpected opportunity to operate as a private company with D. E. Shaw Group as our financial partner will allow us to make long-term investments in our company to strengthen our capabilities.

This transaction may get a fair amount of attention because it represents the acquisition of a public company (and if you receive any media or other inquiries, please forward them to Adam Abram or Mike Oakes). However, we believe that before and after this transaction, our satisfaction and our reward comes from working each day to serve our customers, to enjoy the companionship of our co-workers and to build a great and profitable company. That process goes on uninterrupted.

Best Regards,

J. Adam Abram

Michael P. Kehoe

C. Kenneth Mitchell

James River Group, Inc. Colleagues

June 11, 2007

Additional Information and Where to Find It

In connection with the proposed merger, James River Group will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by James River Group, Inc. at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained free of charge by directing such request to Michael Oakes, 300 Meadowmont Village Circle, Suite 333, Chapel Hill, NC, telephone: (919) 951-1416 or on the company's website at www.james-river-group.com. James River Group and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in James River Group's proxy statement for its 2007 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 13, 2007, and information concerning all of James River Group's participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.

TRANSACTION Q&A

Q:	What did James River Group, Inc. announce?

James River Group, Inc. has signed an agreement to be acquired by a new Bermuda-based holding company organized by the D. E. Shaw group, an alternative investment management firm. The D. E. Shaw group plans to make additional investments in our company, most notably capitalizing a new Bermuda-based reinsurance company that will become part of our group. This will increase our capital base and will, among other things, allow us to keep more of the good risks we are already writing. There are some conditions still to be met prior to closing, notably including regulatory and shareholder approvals. Assuming all the conditions to closing are met, we expect the transaction to close in the fourth quarter of 2007.

Q:	Who is the D. E. Shaw group?

The D. E. Shaw group is the 4th largest hedge fund manager in the world, according to the Institutional Investor’s Alpha magazine and is publicly known as an active participant in the field of private equity investments (meaning that they buy companies and assets not traded on a public exchange). It is the D. E. Shaw group’s private equity unit that is seeking to effect this transaction. The D. E. Shaw group, as a whole, has over $30 billion under management and are engaged in a variety of investment strategies.

Q:	Will the D. E. Shaw group be a stable owner?

The D. E. Shaw group’s long-term success has allowed it to develop a very patient approach to its private equity portfolio. The D. E. Shaw group is buying us because they like what we do and how we do it. They understand and appreciate our focus on expense control and underwriting profit, and they also know we are in a competitive market environment.

Q:	Will our A. M. Best rating be affected by the transaction?

We had a preliminary meeting with A. M. Best prior to announcing the transaction and we do not expect our ratings to change. Actually, we expect our capital base to increase and our capital ratios to strengthen as a result of this transaction.

Q:	Will our long-term strategy change as a result of the sale?

Our aim is, and remains, to become the most profitable specialty insurance group in the world. Accomplishing this will require us to continue doing what we do today and to add some additional skills. Our focus following the sale will remain on primary insurance, underwritten by expert underwriters teamed with great claims professionals.

In addition, the D. E. Shaw group intends to create and capitalize a newly-formed Bermuda reinsurance company for our group following the sale. We currently anticipate that this will increase the combined surplus of our group from $235 million to approximately $450 million. The Bermuda reinsurance affiliate will permit our group to retain more of the risk and more of the premiums we underwrite today and will also permit us to compete more effectively with Bermuda-based carriers (who have a more efficient tax structure than our group presently enjoys as a result of their being based in Bermuda). Finally, the addition of the Bermuda parent entity and the Bermuda reinsurance affiliate may eventually open up the possibility that we can participate in foreign specialty markets. We also expect to underwrite a measured amount of third-party U.S. based specialty reinsurance business through our Bermuda reinsurance affiliate.

No matter what market we enter, one principle will remain constant. We will continue to underwrite carefully, to put underwriting profitability at the forefront of our goals, and to only pursue markets where we think we have a clearly defined strategy and a competitive advantage.

Q:	What does this transaction mean for James River Group employees?

Our senior management team will remain in place and will continue running and growing our companies just as before. The D. E. Shaw group is investing in us because they have confidence in our plan, our team, and the way we conduct our business. Ours will be the only U.S. domestic insurance company that the D. E. Shaw group owns, and they want us to continue to build it.

Q:	Will our compensation and benefit plans change as a result of the transaction?

Our agreement with the D. E. Shaw group provides for the continuation of our current employee benefits and compensation for at least one year following the transaction. We recognize the value of recruiting and retaining top talent and we intend to continue to offer competitive compensation and appropriate incentives to our employees.

Q:	Is there a chance that this process will lead to someone other than the D. E. Shaw group acquiring James River Group?

The agreement does include a provision allowing James River Group to solicit alternative proposals for a period of time (a “go shop”). This is a standard provision in transactions of this type and is necessary in order to protect the best interests of our shareholders. We believe the D. E. Shaw group has offered a very fair and full price for the Company and that view has been confirmed by J. P.

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Morgan, who advised our Board of Directors on this transaction. Any alternative bid would have to be materially better than the offer from the D. E. Shaw group.

Q:	Acquisitions sometimes lead to consolidations, cost-cutting or layoffs. Will employees have any financial protection if they are terminated as a result of the transaction?

The D. E. Shaw group does not own any other domestic insurance companies with which we could be consolidated. However, we have put policies in place to provide our employees with some financial protection if they are terminated as a result of the transaction. Specifically, James River Group adopted a policy that would require any acquirer who terminated employees of the operating subsidiaries prior to the end of 2007 to nonetheless pay those terminated employees all of their accrued but unpaid bonus from 2006 (i.e, the 1/3 deferred portion of their 2006 bonuses) in the first quarter of 2007. In addition, James River adopted a policy that would require any acquirer who terminated employees of the holding company or the operating subsidiaries, prior to the end of 2007, to nonetheless pay the terminated employees their share of the 2007 bonus that will be paid in the first quarter of 2008. Based on last year’s underwriting profits and this year’s operating results to date, we expect that the amount of the bonuses will be substantial. This policy only applies to employees who are fired by the acquirer without cause, and not to anyone who quits or is terminated for cause.

Q:	With whom may I speak with if I have additional questions?

Ask your manager. If he or she does not have the answer to your questions, he or she will refer the question to an appropriate member of our management team to respond.

Q:	What should I do if I am contacted by the media, a financial analyst or a shareholder?

All media calls are to be forwarded to Mike Oakes or Adam Abram at James River Group at (919) 951-1416.

All shareholder or financial analyst inquiries should be forwarded to Mike Oakes at James River Group at (919) 951-1416.

Additional Information and Where to Find It

In connection with the proposed merger, James River Group will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by James River Group, Inc. at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy

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statement and such other documents may also be obtained free of charge by directing such request to Michael Oakes, 300 Meadowmont Village Circle, Suite 333, Chapel Hill, NC, telephone: (919) 951-1416 or on the company's website at www.james-river-group.com. James River Group and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in James River Group's proxy statement for its 2007 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 13, 2007, and information concerning all of James River Group's participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.

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Additional Information

for

Employee’s Holding Shares, Warrants or Options

Q:	What is the purchase price for the Company?

D. E. Shaw Group has agreed to pay $34.50 per share.

Q:	What will happen to employee stock options?

All options (whether vested or unvested) will be cancelled at the closing in exchange for their cash value. This means that each option holder will receive a cash amount equal to the difference between the acquisition price ($34.50 per share) and the exercise price of that option and that the options will be cancelled.

One way to calculate the cash you will receive at closing on account of your options is to log on to www.computershare.com/equiserve and use the option value calculator provided. Please be aware that holders of options will be subject to applicable withholding and other taxes. You should consult your tax advisor about the tax effect to you of the transaction.

Q:	Will employees get options in the new private company?

We believe that D. E. Shaw will authorize a new equity-based incentive plan after the transaction closes. We will keep you informed as we work through the details. D. E. Shaw recognizes the value of recruiting and retaining top talent and we intend to continue to offer competitive compensation and appropriate incentives. This transaction demonstrates that our historical approach to compensation can be very rewarding to our employees.

Q:	What will happen to shareholder warrants?

If you hold warrants to purchase shares of James River Group, you will be entitled to receive their cash fair market value at the closing. This means that each warrant holder will receive a cash amount equal to the difference between the acquisition price ($34.50 per share) and the exercise price of that warrant. We will contact you to discuss the mechanisms for payment for the warrants.

Q:	Will the company continue to pay dividends until closing?

Yes. The Company intends to pay its regular quarterly cash dividend until the closing.

Additional Information and Where to Find It

In connection with the proposed merger, James River Group will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by James River Group, Inc. at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained free of charge by directing such request to Michael Oakes, 300 Meadowmont Village Circle, Suite 333, Chapel Hill, NC, telephone: (919) 951-1416 or on the company's website at www.james-river-group.com. James River Group and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in James River Group's proxy statement for its 2007 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 13, 2007, and information concerning all of James River Group's participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.